Exhibit 99.1 (a) 2
Pro Forma Combined Balance Sheet
March 1, 2002
Unaudited
(in thousands)
	NDCHealth	TechRx	Pro Forma Adjustments (a)		Pro Forma NDCHealth
Assets
Current assets:
Cash and cash equivalents	$81,107	$5,871	$(29,000)	(1)	$57,978
Accounts receivable, net	61,935	6,476	(2,393)	(3)	66,018
Income tax receivable	1,605	—	272	(4)	1,877
Deferred income taxes	16,736	—	—		16,736
Prepaid expenses and other	21,534	1,192	(272)	(4)	22,454

Total current assets	182,917	13,539	(31,393)		165,063

Property and equipment, net	86,231	3,505	—		89,736
Intangible assets, net	190,828	46,020	67,286	(2,3,5)	304,134
Deferred income taxes	14,070	—	(14,070)	(5)	—
Investments	77,741	—	(23,632)	(1,2)	54,109
Other	16,626	—	(6,391)	(3)	10,235

Total Assets	$568,413	$63,064	$(8,200)		$623,277

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$50,000	$11,906	$—		$61,906
Current portion of long-term debt	178	1,827	—		2,005
Obligations under capital leases	1,189	—	—		1,189
Accounts payable and accrued liabilities	55,009	14,214	(5,850)	(3)	63,373
Deferred income	18,520	6,727	—		25,247

Total current liabilities	124,896	34,674	(5,850)		153,720

Long-term debt	151,433	—	—		151,433
Deferred income taxes	—	—	1,481	(5)	1,481
Obligations under capital leases	2,647	—	31	(4)	2,678
Other long-term liabilities	18,995	14,365	(14,365)	(3,4)	18,995

Total liabilities	297,971	49,039	(18,703)		328,307

Commitments and contingencies
Redeemable preferred stock	—	3,207	(3,207)	(1)	—
Minority interest in equity of subsidiaries	10,858	—	12,528	(2)	23,386
Shareholders’ equity:
Preferred stock	—	33,870	(33,870)	(1,2)	—
Common stock	4,269	15	35	(1,3)	4,319
Warrants	—	3,295	(3,295)	(2)	—
Capital in excess of par	194,638	15,164	(3,214)	(1,2)	206,588
Retained earnings	71,449	(41,469)	41,469	(2)	71,449
Deferred compensation and other	(6,076)	(38)	38	(2)	(6,076)
Other comprehensive income	(4,696)	(19)	19	(2)	(4,696)

Total shareholders’ equity	267,699	10,818	(1,182)		271,584

Total Liabilities and Shareholders’ Equity	$576,528	$63,064	$(8,200)		$623,277

The accompanying notes are an integral part of this Pro Forma Combined Balance Sheet.

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